DIANE D. DALMY
                                 ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                            LAKEWOOD, COLORADO 80227
                            303.985.9324 (TELEPHONE)
                            303.988.6954 (FACSIMILE)
                           EMAIL: DDALMY@EARTHLINK.NET



April 8, 2008


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Attn: James Giugliano
      Staff Accountant


Re:  Uranium International Corp.
     Form 10-KSB for Fiscal Year Ended February 29, 2008
     File No. 000-52660


To Whom It May Concern:

On behalf of Uranium International Corp., a Nevada corporation (the "Company"), this letter is to confirm our recent telephone conference pursuant to which I indicated that I will be responding to the comments in the letter from the Securities and Exchange Commission letter dated February 27, 2009 (the "SEC Letter"). Based upon our telephone conference call, I will be responding to the comments in the SEC Letter by Monday, April 13, 2009.

Thank you for your consideration in this matter.

Sincerely,


/s/ DIANE D. DALMY

Diane D. Dalmy